EXHIBIT 8.1

List of Principal Subsidiaries and Consolidated Variable Interest Entities

Subsidiaries:	Place of Incorporation
Jingdong Technology Group Corporation	Cayman Islands
Jingdong Logistics Group Corporation	Cayman Islands
Jingdong Express Group Corporation	Cayman Islands
JD Logistics Holding Limited	Cayman Islands
JD Assets Holding Limited	Cayman Islands
JD.com Asia Investment Corporation	Cayman Islands
Jingdong Express International Limited	British Virgin Islands
JD.com Investment Limited	British Virgin Islands
Jingdong E-Commerce (Express) Hong Kong Co., Ltd.	Hong Kong
Jingdong E-Commerce (Trade) Hong Kong Co., Ltd.	Hong Kong
Jingdong E-Commerce (Logistics) Hong Kong Co., Ltd.	Hong Kong
JD.com International Limited	Hong Kong
JD.com E-Commerce (Technology) Hong Kong Co., Ltd.	Hong Kong
JD.com Overseas Innovation Limited	Hong Kong
JD.com E-Commerce (Investment) Hong Kong Co., Ltd.	Hong Kong
JD.com International (Singapore) Pte. Limited	Singapore
JD.com American Technologies Corporation	Delaware
Beijing Jingdong Century Trade Co., Ltd.	PRC
Jiangsu Jingdong Information Technology Co., Ltd.	PRC
Chongqing Jingdong Haijia E-commerce Co., Ltd.	PRC
Beijing Jingdong Shangke Information Technology Co., Ltd.	PRC
Xi’an Jingxundi Supply Chain Technology Co., Ltd.	PRC
Xi’an Jingdong Xuncheng Logistics Co., Ltd.	PRC
Beijing Jinghong Logistics Co., Ltd.	PRC
Shanghai Shengdayuan Information Technology Co., Ltd.	PRC
Suqian Hanbang Investment Management Co., Ltd.	PRC

Consolidated variable interest entities and their subsidiaries:
Beijing Jingdong 360 Degree E-commerce Co., Ltd.	PRC
Jiangsu Yuanzhou E-commerce Co., Ltd.	PRC
Jiangsu Jingdong Bangneng Investment Management Co., Ltd.	PRC
Xi’an Jingdong Xincheng Information Technology Co., Ltd.	PRC
Suqian Jingdong Jinyi Enterprise Management Co., Ltd.	PRC
Suqian Jingdong Sanhong Enterprise Management Center (L.P.)	PRC
Suqian Jingdong Mingfeng Enterprise Management Co., Ltd.	PRC
Hengqin Junze Management and Consulting Co., Ltd.	PRC
Beijing Jingbangda Trade Co., Ltd.	PRC